Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Announces Senior Leadership Team Appointments

Patrick Merrin named Chief Operations Officer and Peter Fjellman named Chief Financial Officer

OVERLAND PARK, Kan. (Jan. 28, 2025) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today announced the appointment of Patrick Merrin, a seasoned operating executive in the mining industry, as the company’s new chief operations officer (COO) and Peter Fjellman, who has decades of experience in senior finance roles, as its new chief financial officer (CFO). Merrin’s appointment is effective March 3 and fills the COO position which has been open since June 2024. Fjellman, whose appointment is effective immediately, succeeds Jeff Cathey who has decided to depart Compass Minerals due to personal reasons. Cathey has agreed to serve the company in a consulting capacity for a period of three months to help ensure a smooth transition.

As COO, Merrin will be responsible for the primary operational management of the company’s 12 production and packaging facilities across the U.S., Canada and the U.K. He joins Compass Minerals from Lundin Mining Corporation (LUN.TO), a diversified Canadian base metals miner, where he served as executive vice president of technical services.

Fjellman has spent more than 30 years leading finance teams across diverse industrial, manufacturing and logistics sectors, most recently serving as senior vice president of finance, Americas and Asia Pacific for GXO Logistics (NYSE: GXO), a spinoff of XPO Logistics (NYSE: XPO). As CFO of Compass Minerals, Fjellman will be responsible for all aspects of financial management for the company, including accounting, reporting, tax, internal audit, treasury, financial planning and analysis, and investor relations.

“Pat and Peter bring more than six decades of collective leadership experience with multi-national, private and publicly traded companies across the mining and industrial manufacturing industries, respectively,” said Edward C. Dowling Jr., president and CEO. “Operating safely and efficiently, while aggressively managing our balance sheet to maximize the value of our advantaged assets, are foundational in how we strive to run our company. I look forward to the additive contributions that Pat and Peter will bring to Compass Minerals as we continue our focused efforts on consistent performance and continuous improvement across our business.”

“I also want to thank Jeff for his many contributions first as chief accounting officer and ultimately CFO of Compass Minerals. I’m deeply grateful for his expertise and leadership through recent changes to our business and strategy,” added Dowling.

About Patrick Merrin

Patrick Merrin’s extensive operating experience in the mining industry spans three decades. Prior to Lundin, he was appointed chief executive officer at Copper Mountain Mining Corporation (CMMC.TO), a copper mining company. Previous roles include COO of mining at Washington Companies, a diversified holding company in the transportation, mining, construction, and shipbuilding industries; and senior vice president of Canadian operations at Newcrest Mining (NCM.TO) and Goldcorp (G.TO), both gold mining companies acquired by Newmont Corporation. Merrin earned a Bachelor of Engineering in chemical engineering from McGill University and a Master of Business Administration from University of Toronto.

About Peter Fjellman

Fjellman has spent more than 30 years leading finance teams across diverse industrial, manufacturing and logistics sectors. Prior to GXO Logistics, Fjellman’s roles included CFO, Americas for ABB (SWX: ABBN), a global power and automation products manufacturer; vice president, finance, North America at Danaher Corporation (NYSE: DHR), a global life sciences and diagnostics company; and positions of increasing responsibility at Newell Rubbermaid Corporation (NAS: NWL), a global consumer goods manufacturer. Fjellman began his career on the audit team at KPMG after earning a Bachelor of Science in accounting from Southwest Baptist University.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops while supporting sustainable agriculture. Additionally, it is working to develop a long-term fire-retardant business. Compass Minerals operates 12 production and packaging facilities with approximately 1,900 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward-Looking Statements

This press release may contain forward-looking statements, including, without limitation, statements regarding performance and improvement. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Media Contact	Investor Contact
Rick Axthelm	Brent Collins
Chief Public Affairs and Sustainability Officer	Vice President, Treasurer and Investor Relations
+1.913.344.9198	+1.913.344.9111
MediaRelations@compassminerals.com	InvestorRelations@compassminerals.com